Exhibit 10.3

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 30, 2020 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 13, 2013, as amended by a First Amendment to Credit Agreement between Borrower and Bank dated as of July 10, 2015, by a Second Amendment to Credit Agreement between Borrower and Bank dated as of March 10, 2016, by a Third Amendment to Credit Agreement between Borrower and Bank dated as of August 1, 2016, by a Fourth Amendment to Credit Agreement between Borrower and Bank dated as of September 27, 2016, by a Fifth Amendment to Credit Agreement between Borrower and Bank dated as of August 13, 2018, by a Sixth Amendment to Credit Agreement between Borrower and Bank dated as of March 27, 2020, and as further amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 1.

1.1A new defined term, “Modification Period”, is hereby added in appropriate alphabetical order to Article I of the Credit Agreement, which term shall be defined as follows:

“Modification Period” means a period of time commencing on June 30, 2020 and terminating upon the Rate Determination Date next following the end of Borrower’s fourth Fiscal Quarter of 2021 (which Fiscal Quarter end is presumed to be May 2, 2021).”

1.2The definition of “Applicable Margin” set forth in Article I of the Credit Agreement is amended to provide that, during the Modification Period, the Applicable Margin shall be as set forth below:

Price Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin
I	Less than 0.75 to 1.00	1.60%
II	Greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	2.05%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	2.50%
IV	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	3.00%

For avoidance of doubt, upon the expiration of the Modification Period, the provisions of this Section 1.2 shall automatically terminate and be of no further force or effect, and the manner of determining the Applicable Margin shall revert to the manner of such determination in effect immediately prior to the Modification Period.

1.3The definition of “Capital Stock” set forth in Article I of the Credit Agreement is amended and restated in its entirety to read as follows:

“(c)

“Capital Stock” means any capital stock of Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than Borrower), whether common or preferred, that is not redeemable at the option of the holder.”

1.4Section 5.9(b) of the Credit Agreement is hereby amended to provide that, during the Modification Period, the ratio of Consolidated Total Debt to Consolidated EBITDA shall be determined on the following basis, instead of on a rolling 4-quarter basis:

For the Fiscal Quarter ending nearest to July 31, 2020 (i.e., first Fiscal Quarter of 2021), the ratio shall be determined using EBITDA from the first, second and third Fiscal Quarters of 2020 and the first Fiscal Quarter of 2021.

For the Fiscal Quarter ending nearest to October 31, 2020 (i.e., second Fiscal Quarter of 2021), the ratio shall be determined using EBITDA from the second and third Fiscal Quarters of 2020 and the first and second Fiscal Quarters of 2021.

For the Fiscal Quarter ending nearest to January 31, 2021 (i.e., third Fiscal Quarter of 2021), the ratio shall be determined using EBITDA from the third Fiscal Quarter of 2020 and the first, second and third Fiscal Quarters of 2021.

For the Fiscal Quarter ending nearest to April 30, 2021 (i.e., fourth Fiscal Quarter of 2021), the ratio shall be determined using EBITDA from the first, second, third and fourth Fiscal Quarters of 2021.

For avoidance of doubt, upon the expiration of the Modification Period, the provisions of this Section 1.4 shall automatically terminate and be of no further force or effect, and the manner of determining the ratio of Consolidated Total Debt to Consolidated EBITDA shall revert to the manner of such determination in effect immediately prior to the Modification Period.

1.5Section 6.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

“SECTION 6.2.    CAPITAL EXPENDITURES.  Make, and will not permit any of its Subsidiaries to make, capital expenditures in excess of (i) $10,000,000 in the aggregate (combined for Borrower and its Subsidiaries) during Fiscal Year 2021, and (ii) $15,000,000.00 in the aggregate (combined for Borrower and its Subsidiaries) during any Fiscal Year thereafter.”

1.6Section 6.3 of the Credit Agreement is hereby amended by deleting the words “shall not exceed an aggregate amount equal to 15% of Consolidated Net Worth” at the end of Section 6.3 and by inserting in the place and stead thereof the words “shall not exceed an aggregate amount equal to 5% of Consolidated Net Worth.”

1.7A new Section 6.10 is hereby added to the Credit Agreement, which shall read as follows:

“SECTION 6.10. RESTRICTED PAYMENTS.  During the Modification Period, declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided however, that Borrower may (i) declare and pay dividends or make distributions solely in shares of its Capital Stock (or options, warrants or other rights to acquire its Capital Stock) and (ii) declare and pay cash dividends or make distributions to its shareholders and may redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock, so long as the aggregate amount paid does not exceed $10,000,000.00 during the Modification Period.  Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid. For avoidance of doubt, upon the expiration of the Modification Period, the provisions of this Section 6.10 shall automatically terminate and be of no further force or effect.”

2.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment to Bank’s satisfaction of the following conditions:

(a)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment; and
(ii)	Such other documentation as Bank may reasonably require in connection with this Amendment.

(b)

Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any substantial or material portion of the assets of Borrower.

(c)

Amendment Fee.  In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $15,000.00.  Borrower hereby authorizes Bank to debit Borrower’s account number xxxxxxxxx4183 with Bank for the payment of such fee.

3.No Further Amendment.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.  Borrower acknowledges and confirms that Bank has existing, valid first priority security interests and liens in the collateral securing the Line of Credit and that such security interests and liens shall secure Borrower’s obligations under the Credit Agreement as amended by this Amendment including, without limitation, all obligations under the Line of Credit Note and all future modifications of the Credit Agreement, the Line of Credit Note and the other Loan Documents.

5.Costs.  Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Bank’s legal counsel.

6.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

WELLS FARGO BANK,
CULP, INC.		NATIONAL ASSOCIATION

By:	/s/ Kenneth R. Bowling	By:	/s/ Tim Sechrest
Name:	Kenneth R. Bowling	Name:	Tin Sechrest
Title:	Exec VP, CFP	Title:	Sr. VP